EXHIBIT 15


Optical Coating Laboratory, Inc.
Santa Rosa, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1996, as indicated in our report dated February 4, 1996, April 28, 1996, as indicated in our report dated May 15, 1996, and July 28, 1996, as indicated in our report dated August 14, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarters ended January 31, 1996, April 28, 1996 and July 28, 1996, are incorporated by reference in this Registration Statement on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of such Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





/s/DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Francisco, California
September 27, 1996






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